Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the first date on the signature page hereto (the “Effective Date”), by and between HCP, Inc. (the “Company”) and Lauralee E. Martin  (“Executive”) (together, the “Parties”).

R E C I T A L S

WHEREAS, Executive is employed by the Company as its President and Chief Executive Officer, pursuant to an agreement entered into with the Company on October 2, 2013 (the “Prior Agreement”); and

WHEREAS, the Parties now wish to make arrangements to terminate their employment relationship and to resolve, fully and finally, all outstanding matters between them.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.                                    EXECUTIVE’S SEPARATION.  Executive’s separation from the Company shall be effective July 11, 2016 (the “Separation Date”).  Executive hereby resigns from her employment as an officer and director of the Company and any other position she may hold with the Company (and its subsidiaries) as of the Separation Date, and Executive agrees that she will execute any and all documents necessary to effect such resignations.  Upon the Separation Date, Executive shall return to the Company all files, records, credit cards, keys, computers, equipment, and all other Company property or documents maintained by Executive for the Company’s use or benefit.

2.                                    CONSIDERATION.  In consideration of the terms, representations, and releases in this Agreement, and subject to Executive’s compliance with Sections 7 and 16 of the Prior Agreement and Sections 8 and 9 of this Agreement, the Company will provide Executive with the following payments and benefits:

a.                                     salary continuation in an aggregate amount equal to $6,000,000, less all applicable state and federal tax withholdings and other lawful deductions, payable in equal installments in accordance with the Company’s payroll practice over a twenty-four (24) month period (the “Separation Period”), beginning with the first payroll date that occurs after the thirtieth (30th) day following the Separation Date. Notwithstanding the immediately preceding sentence, payments that would otherwise be paid during the first six months following the Separation Date shall instead be paid on January 12, 2017 and the remaining payments shall be paid over the remaining months of the Separation Period;

b.                                    reimbursement for the full amount of COBRA premiums incurred by Executive during the twenty-four (24) month period following the Separation Date, provided that (A) such reimbursement does not result in adverse tax consequences to the Company under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise and (B) such reimbursement shall immediately cease in the event that Executive becomes eligible to participate in the health insurance plan of a subsequent employer or other service recipient (or at such time as the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Executive);

c.                                     a lump sum payment of $10,000, less all applicable state and federal tax withholdings and other lawful deductions, representing Executive’s transition related expenses, which payment shall be made within ten (10) days following the Separation Date; and

d.                                   in respect of claims incurred during Executive’s employment or during the six (6) year period following the Separation Date, Executive shall be covered under the Company’s existing or successor directors’ and officers’ liability insurance policy.

Executive acknowledges and agrees that under the terms of this Agreement she is receiving consideration beyond that which she would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide.  Executive further agrees that the payments and benefits provided hereunder are in addition to any wages and accrued but unused vacation earned through the Separation Date, which shall be paid no later than July 15, 2016.

3.                                    EQUITY.  The Parties acknowledge and agree that Executive is party to award agreements (the “Award Agreements”) pursuant to the terms of the Company’s 2006 Performance Incentive Plan (the “2006 Plan”) and the 2014 Performance Incentive Plan (together with the 2006 Plan, the “Plans”) under which she has been granted (i) stock options to purchase shares of common stock of the Company (the “Options”), (ii) time-vesting employee restricted stock units (the “RSUs”), (iii) time-vesting director restricted stock units (“DSUs”), (iv) restricted stock units with a three-year performance period (the “PSUs”) and (v) restricted stock awards (the “RSAs”). All Options, RSUs, DSUs, PSUs (and the dividend equivalents credited thereon) and RSAs held by Executive as of the date hereof are set forth on Exhibit A attached hereto.  In further consideration of the terms, representations, and releases in this Agreement, and subject to Executive’s compliance with Section 7 of the Prior Agreement, the Company agrees that:

a.                                     all Options held by Executive as of the Separation Date shall remain exercisable for the remainder of the applicable ten-year term (disregarding any termination of employment that would otherwise reduce the applicable ten-year term).

b.                                    all RSUs and DSUs shall vest upon the Separation Date and shall be settled in shares of common stock of the Company equal to the number of RSUs and DSUs subject to such awards as soon as administratively practicable following the Separation Date (but in all events no later than thirty (30) days following the Separation Date), subject to Section 6 of this Agreement.

c.                                     the PSUs shall vest as follows: (i) the PSUs granted to Executive in 2014 and 2015 (and dividend equivalents credited thereon) shall vest upon the Separation Date based upon the achievement of target performance goals and (ii) the PSUs granted to Executive in 2016 (and dividend equivalents credited thereon) shall remain outstanding pending the determination by the Compensation Committee as to whether the Company has attained the pre-established performance goals (the “Committee Determination”) for the performance period ending December 31, 2018, and shall vest (if at all) based upon the achievement of such goals. Any PSUs that vest in accordance with clause (i) above shall be settled in shares of common stock of the Company as soon as administratively practicable following the Separation Date (but in all events no later than thirty (30) days following the Separation Date). Any PSUs that vest in accordance with clause (ii) above shall be settled in shares of common stock of the Company as soon as administratively practicable following the Committee Determination (and in all events no later than March 15, 2019).

d.                                   all RSAs shall vest and become nonforfeitable upon expiration of the revocation period of the ADEA release as set forth in Section 5 herein. However, neither the RSAs, nor any interest therein or amount or shares payable in respect thereof (other than RSAs withheld to satisfy tax withholding obligations or transaction costs or dividends paid in respect of the RSAs) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, until December 31, 2018.

4.                                    MUTUAL RELEASE AND WAIVER.

a.                                     Executive’s Release.

(i)                                  In exchange for the consideration described in Sections 2 and 3 above, Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or resignation from, the Company, or otherwise relating to any of the Company Released Parties from the beginning of time to the Effective Date (the “Executive’s Release”).  Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended and California Labor Code Section 1400 et seq.; provided, however, that this

Release does not waive, release or otherwise discharge any claim or cause of action arising from a breach by the Company of this Agreement or that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims for indemnification under applicable law or the Indemnification Agreement (defined in Section 10, below).

(ii)                              For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in her favor against the Company Released Parties and this Agreement extinguishes those claims.  Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(iii)                          This Agreement shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

b.                                    The Company’s Release.

(i)                                  The Company hereby forever releases and discharges Executive, her heirs, successors, and assigns, from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that the Company had, now has, or may hereafter claim to have against Executive (the “Company’s Release”).  The Company’s Release specifically extends to, without limitation, any and all claims or causes of action under common law as well as any claims under any applicable state, federal, or local statutes and regulations; provided, however, that the Company’s Release does not waive, release, or otherwise discharge any claim or cause of action to enforce any rights the Company may have with respect to the confidentiality of Company information, the assignment of inventions or the solicitation of the Company’s customers, clients or employees or any claim or cause of action that cannot legally be waived.

(ii)                              For the purpose of implementing a full and complete release, the Company understands and agrees that this Agreement is intended to include all claims, if any, which the Company may have and which the Company does not now know or suspect to exist in its favor against Executive and this Agreement extinguishes those claims.  Accordingly, the Company expressly waives all rights afforded by Section 1542 and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.                                    ADEA WAIVER AND RELEASE.  In consideration of the Company’s payment to Executive of $250,000 (representing a portion of Executive’s severance payments payable under Section 2(a) of this Agreement and not, for the avoidance of doubt, an additional payment), less all applicable state and federal tax withholdings and other lawful deductions (the “ADEA Consideration”) payable in accordance with Section 2(a), Executive hereby agrees that she shall sign and return to the Company the ADEA release attached hereto as Exhibit B (the “ADEA Release”) in accordance with its terms within thirty (30) days following the Separation Date.  Executive acknowledges and agrees that the effectiveness of the ADEA Release shall have no effect on the effectiveness of this Agreement and that this Agreement shall be in full force and effect and binding upon the Parties upon and from its date of execution.  Executive acknowledges and agrees that she would not otherwise be entitled to receive the ADEA Consideration in the absence of Executive’s execution (and non-revocation) of the ADEA Release.

6.                                    CODE SECTION 409A COMPLIANCE.  This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code (“Section 409A”), and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted in accordance therewith.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

7.                                    REPRESENTATIONS.  Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

a.                                     Executive acknowledges that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Company Released Parties.  If Executive elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Company Released Parties believed Executive was treated unlawfully in any respect.

b.                                    Executive understands and agrees that she has been advised to consult with an attorney of her choice concerning the legal consequences of this Agreement.  Executive hereby acknowledges that prior to signing this Agreement, she had the opportunity to consult with an attorney of her choosing regarding the effect of each and every provision of this Agreement.

c.                                     Executive and the Company, on behalf of herself and itself,  acknowledge and agree that she and it knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that neither party was fraudulently induced nor coerced to enter into this Agreement.

d.                                   The Parties each represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms.

8.         MUTUAL NON-DISPARAGEMENT.  Executive agrees that she will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, and any of its present or former officers, directors or employees.  The Company (limited to its officers and directors) agrees that it will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of Executive.

9.         COOPERATION.  Executive agrees that she will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Company to comply with applicable securities laws.

10.       INDEMNIFICATION.  The Company represents and warrants that the Indemnification Agreement by and between Executive and the Company dated as of April 24, 2008 (the “Indemnification Agreement”) will remain in full force and effect following the Separation Date, in accordance with its terms.

11.       REMEDIES.  If (i) Executive materially fails to comply with or otherwise materially breaches any of the promises, representations, or releases in this Agreement, (ii) the Company delivers written notice to Executive that specifically identifies the event that the Company believes constitutes such non-compliance or breach, and (iii) Executive fails to cure such behavior within thirty (30) days following delivery of such notice, then the Company may stop any payments or benefits otherwise owing under this Agreement to the extent of the monetary damages sustained by the Company and may seek additional relief or remedy as provided under applicable law.

12.                            GOVERNING LAW.  This Agreement and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules, except as preempted by federal law.

13.                            SUCCESSORS AND ASSIGNS.  Executive agrees that this Agreement will be binding upon, and pass to the benefit of, the successors and assigns of the Company.  Any payments and benefits due to the Executive hereunder shall be payable to her estate or representative in the event of her death or disability.

14.                            AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

15.                            DESCRIPTIVE HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.                            COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.

17.                            NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

HCP, Inc.
1920 Main Street, Suite 1200
Irvine, California 92614

Attention: General Counsel

If to Executive:

Lauralee E. Martin

at the most recent address in the payroll records of the Company

18.                            ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and, except as otherwise provided herein, supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  Effective as of the date hereof, the Prior Agreement is hereby terminated and this Agreement satisfies all entitlements set forth in the Prior Agreement; provided, however, that Section 7 and Section 16 of the Prior Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

HCP, INC.		LAURALEE E. MARTIN

By:	/s/ Michael D. McKee	/s/ Lauralee E. Martin
Michael D. McKee
Executive Chairman

Date: 7/11/16		Date: 7/11/16

EXHIBIT A

All Options, RSUs, DSUs, PSUs (and the dividend equivalents credited thereon) and RSAs held by Executive as of the date hereof are set forth below:

Options

Option Award Date	Options Granted	Strike Price	Options Vested as of 7/11/2016

2/3/2014	78,948	$38.83	78,948

2/3/2014	98,685	$38.83	98,685
	Total Options outstanding		177,633

PSUs

Award Date	Shares Granted	Forfeited Amount	Performance Period End Date	PSUs Vesting Under the Separation Agreement

2/3/2014	51,507	N/A	12/31/2016	51,507

2/3/2014	64,383	N/A	12/31/2016	64,383

2/2/2015	45,040	N/A	12/31/2017	45,040

2/1/2016	70,384	N/A	12/31/2018	Full vesting subject to achievement of performance measures

Total PSUs vesting in connection with the Separation Date				160,930

Total PSUs outstanding following the Separation Date				70,384

Time-Based Employee RSUs

Grant Date	Vesting Date	Shares Granted	RSUs Vested as of 7/11/2016	RSUs Vesting Under the Separation Agreement

2/2/2015	2/2/2016	22,521	7,507

	2/2/2017			7,507

	2/2/2018			7,507

2/1/2016	2/1/2017	46,923		15,641

	2/1/2018			15,641

	2/1/2019			15,641*

Total RSUs vesting on the Separation Date and settling as soon as practicable thereafter in accordance with Section 3(b) of the Agreement:				46,296

*Total RSUs vesting on the Separation Date and settling on the six (6) month anniversary of the Separation Date (in accordance with Section 409A of the Code):				15,641

Time-Based Director RSUs

Grant Date	Vesting Date	Shares Granted	RSUs Vested as of 7/11/2016	RSUs Vesting Under the Separation Agreement

4/25/2013	4/25/2014	3,000	750

	4/25/2015		750

	4/25/2016		750

	4/25/2017			750*

*Total DSUs vesting on the Separation Date and settling on the six (6) month anniversary of the Separation Date (in accordance with Section 409A of the Code):				750

RSAs

Grant Date	Vesting Date	Shares Granted	RSUs Vested as of 7/11/2016	RSUs Vesting Under the Separation Agreement

10/2/2013	12/31/2013	143,644*	11,971

	3/31/2014		11,971

	6/30/2014		11,971

	9/30/2014		11,971

	12/31/2014		11,970

	3/31/2015		11,970

	6/30/2015		11,970

	9/30/2015		11,970

	12/31/2015		11,970

	3/31/2016		11,970

	6/30/2016		11,970

	9/30/2016			11,970

Total RSAs vesting on the Separation Date in accordance with Section 3(d) of the Agreement:				11,970

*All RSAs are subject to transfer restrictions until December 31, 2018.

Deferred Quarterly Dividend Accrual on Unvested PSUs

	2/3/2014 (3-Year LTIP) (cliff vesting)	2/3/2014 (3-Year LTIP) (cliff vesting)	2/2/2015 (3-Year LTIP) (cliff vesting)	2/1/2016 (3-Year LTIP) (cliff vesting)	Totals

Total Unvested PSUs	51,507	64,383	45,040	70,384	231,314
Accumulated 2014 Deferred Dividend	$112,285.28	$140,354.96	N/A	N/A	$252,640.24
Accumulated 2015 Deferred Dividend	$116,405.84	$145,505.60	$101,790.40	N/A	$363,701.84
Accumulated 2016 Deferred Dividend Through Separation Date	$59,233.06	$74,040.46	$51,796.00	$80,941.60*	$266,011.12

Total Deferred Dividend	$287,924.18	$359,901.02	$153,586.40	$80,941.60*	$882,353.20

Total Deferred Dividend Paid in Connection with Separation Date	$287,924.18	$359,901.02	$153,586.40		$801,411.60

Total Deferred Dividend Open Through Performance Period				$80,941.60*	$80,941.60*

*Assumes target performance criteria for 2016 PSUs will be met and 0% PSUs are forfeited.

EXHIBIT B

EXECUTIVE’S ADEA WAIVER AND RELEASE OF CLAIMS
(“ADEA RELEASE”)

a.         In consideration of the ADEA Consideration (as defined in Section 5 of the Separation and General Release Agreement to which this ADEA Release is appended), Executive hereby waives, releases and discharges any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising under the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, as amended (the “OWBPA”), and the age discrimination provisions of the California Fair Employment and Housing Act.

b.         Executive has been informed and understands and agrees that she has twenty-one (21) calendar days after receipt of this ADEA Release to consider whether to sign it.  Executive has been informed and understands and agrees that she may revoke this ADEA Release at any time during the seven (7) calendar days after this ADEA Release is signed and returned to the Company, in which case none of the provisions of this ADEA Release will have any effect.  Executive acknowledges and agrees that if she wishes to revoke this ADEA Release, she must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed and retuned the ADEA Release.  Executive acknowledges and agrees that, in the event Executive revokes the ADEA Release, she shall have no right to receive the ADEA Consideration.  Executive’s revocation of this ADEA Release shall not in any way impair the effectiveness of the Separation and General Release Agreement, which will remain in effect as of the day of execution in accordance with its terms.

c.         Executive acknowledges and agrees that prior to signing this ADEA Release, she read and understood each and every provision of this ADEA Release.  Executive understands and agrees that she has been advised in this writing to consult with an attorney of her choice concerning the legal consequences of this ADEA Release.  Executive hereby acknowledges that prior to signing this ADEA, she had the opportunity to consult with an attorney of her choosing regarding the effect of each and every provision of this ADEA Release.

d.         Executive acknowledges and agrees that she knowingly and voluntarily entered into this ADEA Release with complete understanding of all relevant facts, and that she was neither fraudulently induced nor coerced to enter into this ADEA Release.

e.         Executive understands that she is not waiving, releasing, or otherwise discharging any claims under the ADEA that may arise after the date she signs this ADEA Release.

B-1

f.          This ADEA Release shall be effective upon the eighth (8th) calendar day following the date that Executive executes this ADEA Release and returns it to the Company, provided that Executive does not revoke or attempt to revoke her acceptance of this ADEA Release prior to such date in accordance with the provisions of Section b above.

LAURALEE E. MARTIN

Date:

B-2